February 22, 2010




Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Herley Industries, Inc. under Item 4.01 of its Form 8-K dated February 17, 2010. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Herley Industries, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP


Marcum LLP

/gg